Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-131898 of Discover Card Master Trust I on Form S-3/A and in the related Prospectus of our attestation report dated January 19, 2007, with respect to U.S. Bank National Association’s compliance with specified servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for its Corporate Trust Asset Backed Securities Platform as of and for the period ended November 30, 2006, included in the Annual Report (Form 10-K) of Discover Card Master Trust I for the year ended November 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Minneapolis, Minnesota
February 14, 2007